EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 No. 333-444605 pertaining to the Merisel, Inc. 401(k) Retirement Savings Plan of our report dated June 16, 2004, with respect to the statement of net assets available for plan benefits included in this Annual Report on Form 11-K as of December 31, 2003.

/s/ Holthouse Carlin & Van Trigt LLP

Westlake Village, California
June 28, 2005